Exhibit 10.24

AGREEMENT TO COMPENSATE GUARANTORS

THIS AGREEMENT is made and entered into effective this 16th day of February, 2006, by and between Great Plains Ethanol, LLC (the “Company”) and Robert Broin, Jeff Broin, Todd Broin, Duane Sather, Fred Thurman, and Dennis Schrag (collectively the “Guarantors”).

RECITALS:

A.            The Company entered into a Natural Gas Distribution Delivery Agreement  dated September 2, 2002, with NorthWestern Energy Corporation (“NEC”).

B.            In connection with the Natural Gas Distribution Delivery Agreement, Home Federal Bank issued an Irrevocable Standby Letter of Credit dated February 28, 2003, in the amount of $1,600,000.00 (the “Letter of Credit”) in favor of NEC.

C.            The Letter of Credit was modified and restated pursuant to a First Amended and Restated Irrevocable Standby Letter of Credit dated May 28, 2003, a Second Amended and Restated Irrevocable Standby Letter of Credit dated February 25, 2004, in the amount of $1,250,000.00, a Third Amended and Restated Irrevocable Standby Letter of Credit dated February 28, 2005, in the amount of $1,125,000.00, and a Fourth Amended and Restated Irrevocable Standby Letter of Credit dated February 16, 2006, in the amount of $960,000.00.

D.            In consideration for the Letter of Credit, the Company executed a Promissory Note dated February 28, 2003, in the original principal sum of $1,600,000.00 in favor of Home Federal Bank. The Promissory Note has been amended by written agreement of Home Federal Bank and the Company each time that the Letter of Credit was amended and restated. The Promissory Note, as amended, is referred to herein as the “Note.”

E.             The Guarantors are each willing to personally guarantee the Note, as amended, in part, pursuant to their respective guarantees each dated February 16, 2006.

F.             The Company wishes to provide certain compensation to the Guarantors in consideration for their agreement to enter into the guarantees.

NOW, THEREFORE, the parties agree as follows:

1.             In consideration for each Guarantor’s agreement to provide his personal guarantee to Home Federal Bank in connection with the Note, as amended, the Company agrees to compensate each Guarantor in an amount equal to two percent (2%) per annum  of his respective guarantee amount, so long as he continues to guarantee such Note, as amended.

2.             Payment will be made by the Company to the Guarantors on or before March 31 of each year.

3.             This Agreement constitutes the entire agreement among the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees. This Agreement supercedes any prior negotiations, agreements, or understandings between the parties with respect to compensation to be paid by the Company to the Guarantors for their guarantees.

GREAT PLAINS ETHANOL, LLC

By:	Darrin Ihnen
Its:	President

/s/ Robert Broin		/s/ Jeff Broin
Robert Broin		Jeff Broin

/s/ Todd Broin		/s/ Duane Sather
Todd Broin		Duane Sather

/s/ Fred Thurman		/s/ Dennis Schrag
Fred Thurman		Dennis Schrag